Exhibit 99.1

Contacts:

Kelly W. George

President, Mackinac Financial Corporation & President & CEO, mBank

Manistique, MI (906) 341-7140

kgeorge@bankmbank.com

FOR IMMEDIATE RELEASE

mBank announces more detailed plans for local Peninsula Bank branches

•                  mBank does not currently plan to close Peninsula Bank branches following the transaction.

•                  Current Peninsula bank communities are viewed as valued additions to mBank’s longtime Upper Peninsula presence.

•                  Following the transaction 13 of mBank’s 17 total branches will reside in the Upper Peninsula

MANISTIQUE, Mich., July 21, 2014 — Following the July 18, 2014 announcement of the agreement for Mackinac Financial Corporation (Mackinac) to acquire Peninsula Financial Corporation (Peninsula), mBank today announced plans for the Peninsula Bank branch locations.

“We have no current intentions of closing any of the existing Peninsula Bank branch locations post consummation of the merger” said Kelly W. George, mBank President and CEO. “We hope to be able to grow our business throughout these communities, support local businesses and organizations, and become a valued corporate citizen within them like we are in the other communities in which we operate.  Ultimately, we would like to reach more clients and provide a greater array of services to all. The Peninsula branches, but more importantly their dedicated team of branch staff, are vital to us in achieving this and we look forward to working with them. In addition, we are excited about getting to know the Peninsula clients and helping with their financial needs. We are a “main street” community bank headquartered in the UP on the shores of Lake Michigan in Manistique. We encourage you to visit our website at www.bankmbank to review our mission statement and learn more about our company history and community involvement.  More details of the merger will be forthcoming in the weeks to come.”

Headquartered in Manistique, MI, mBank has 11 branch locations; seven in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, MI. The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.  With the addition of Peninsula Bank’s 6 current locations, mBank will have 17 total branches including 13 branches in the Upper Peninsula.

About Mackinac Financial Corporation
mBank is the principal subsidiary of Mackinac Financial Corporation whose common stock is traded on the NASDAQ stock market as “MFNC.”  With assets in excess of $575 million, the community bank empowers individuals and small- to medium-sized businesses with smart financing and depository solutions for peace of mind.

Additional Information for Shareholders

Communications in this document do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, Mackinac will file with the Securities and Exchange Commission (SEC) a Registration Statement on Form S-4 that will include a Proxy Statement of Peninsula and a Prospectus of Mackinac, as well as other relevant documents concerning the proposed transaction. SHAREHOLDERS AND INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Mackinac and Peninsula, may be obtained at the SEC’s Internet site (http://www.sec.gov). The Proxy Statement/Prospectus (when available) and the other filings may also be obtained free of charge at mBank’s website at www.bankmbank.com under the tab “MFNC Investor Relations,” and then under the tab “SEC Filings.”

The directors, executive officers, and certain other members of management and employees of Mackinac may be deemed to be participants in the solicitation of proxies in favor of the merger from the shareholders of Peninsula. Information about the directors and executive officers of Mackinac is included in the proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on April 30, 2014.  The directors, executive officers, and certain other members of management and employees of Peninsula may also be deemed to be participants in the solicitation of proxies in favor of the merger from the shareholders of Peninsula. Information about the directors and executive officers of Peninsula and information regarding the interests of such participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in Mackinac’s filings with the SEC. Risks and uncertainties related to Mackinac and Peninsula include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; (2) the outcome of any legal proceedings that may be instituted against Mackinac or Peninsula; (3) the inability to complete the transactions contemplated by the definitive agreement due to the failure to satisfy conditions to completion, including the receipt of regulatory approval; (4) risks that the proposed transaction may disrupt current plans and operations, and the potential difficulties in employee retention as a result of the transaction; (5) the amount of the costs, fees, expenses and charges related to the proposed transaction; (6) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (7) continuation of the historically low short-term interest rate environment; (8) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (9) increased levels of non-performing and repossessed assets that may result in future losses; (10) greater than anticipated deterioration or lack of sustained growth in the national or local economies; (11) changes in state and federal legislation, regulations or policies applicable to banks or other financial service providers, including regulatory or legislative developments, like the Dodd-Frank Wall Street Reform and Consumer Protection Act, arising out of current unsettled conditions in the economy; (12) the results of regulatory examinations; and (13) increased competition with other financial institutions. You should not place undue reliance on forward-looking statements, and Mackinac undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

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